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                                                                      Exhibit 99


[SANDY
 SPRING
 BANCORP LOGO]

                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE

           SANDY SPRING BANCORP ANNOUNCES BALANCE SHEET REPOSITIONING;
                            REVISES EARNINGS GUIDANCE

Olney, Maryland, November 17, 2004 ---Sandy Spring Bancorp, Inc. (NASDAQ-SASR), the parent company of Sandy Spring Bank, today announced that it plans to exit a leveraging program begun in 1996. This action is intended to improve the company's net interest margin and interest rate risk position. The leverage program consists primarily of investments in available-for-sale securities funded by Federal Home Loan Bank of Atlanta advances.

To implement this balance sheet repositioning, the Company plans to pre-pay $195 million in Federal Home Loan Bank borrowings by year-end 2004, using proceeds from the sale of approximately $195 million in available for sale investment securities. The average cost of the borrowings being prepaid is 5.63% and the average yield on the investment securities being sold is 3.08%. The repositioning is expected to reduce net income for the fourth quarter and full year 2004 by $12.3 million, which is the net, after-tax effect of $21.6 million (pre-tax) in prepayment penalties, net of $0.6 million (pre-tax) in gains on securities. The Company will remain well capitalized for regulatory purposes.

Sandy Spring Bancorp currently expects its earnings for the full year 2004 to be from $.95 to $1.05 per fully diluted share. These lower expectations are a result of the balance sheet repositioning, expected pre-tax costs of $1 million relating to the previously announced executive departures, and $0.5 million in consulting costs relating to compliance with the Sarbanes-Oxley internal control system requirements that become effective this year.

The leverage program increased the Company's return on equity and earnings per share in prior years, and was approximately break-even for the first nine-months of 2004. The Company's analysis of the program, however, indicates that it would depress net interest margins, net income, and performance in future periods if it remained in place. "We made this decision after careful analysis of recent trends and our overall risk position," noted Hunter R. Hollar, President and CEO of Sandy Spring. Mr. Hollar added, "Sandy Spring will increase its emphasis on producing consistent earnings results from its core loan, deposit and non-interest income businesses, without significant non-core leverage programs." The Company may increase its levels of investment securities and balance sheet leverage in the future in connection with its core business objectives. "We expect this decision to have a positive effect on Sandy Spring Bancorp's earnings results and performance ratios over the next several years and reiterates management's focus on producing consistent, long-term total returns for our shareholders," said Hollar.

ABOUT SANDY SPRING BANCORP/SANDY SPRING BANK

With $2.5 billion in assets, Sandy Spring Bancorp is the holding company for Sandy Spring Bank and its principal subsidiaries, Sandy Spring Insurance Corporation and The Equipment Leasing Company. Sandy Spring Bancorp is the third largest publicly traded banking company headquartered in Maryland. Sandy Spring is a community banking organization that focuses its lending and other services on businesses and consumers in the local market area. Independent and community-oriented, Sandy Spring Bank was founded in 1868 and offers a broad range of commercial banking, retail banking and trust services through 30 community offices and 45 ATMs located in Anne Arundel, Frederick, Howard, Montgomery, and Prince George's counties in Maryland. Visit www.sandyspringbank.com for more information.

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For additional information or questions, please contact:
         Hunter R. Hollar, President & Chief Executive Officer or
         Philip J. Mantua, Executive Vice President & Chief Financial Officer Sandy Spring Bancorp
         17801 Georgia Avenue
         Olney, Maryland 20832
         1-800-399-5919
         E-mail:  HHollar@sandyspringbank.com
         PMantua@sandyspringbank.com
         Web site:  www.sandyspringbank.com

FORWARD-LOOKING STATEMENTS: Sandy Spring Bancorp makes forward-looking statements in this News Release that are subject to risks and uncertainties. These forward-looking statements include: statements of goals, intentions, earnings expectations, and other expectations; estimates of risks and future costs and benefits; assessments of market risk; and statements of the ability to achieve financial and other goals. These forward-looking statements are subject to significant uncertainties because they are based upon or are affected by: management's estimates and projections of future interest rates, market behavior, and other economic conditions, and a variety of other matters which, by their nature, are subject to significant uncertainties. Because of these uncertainties, Sandy Spring Bancorp's actual future results may differ materially from those indicated. In addition, the Company's past results of operations do not necessarily indicate its future results.


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